Celsia° TECHNOLOGIES www.celsiatechnologies.com OTC BB Symbol: ICUR
United States 1395 Brickell Avenue Suite 800 Miami, Florida 33131 United States Phone: +1-305-529-6290 Fax: +1-305-529-6291	United Kingdom 12 Plumtree Court London, England EC4A 4HT United Kingdom	South Korea #1101 Ace techno tower 8th 191-7 Guro-dong, Guro-gu, Seoul, Korea 152-780 Phone: +82-2-3452-2005 Fax : +82-2-3452-3650

Exhibit 10.1

Hakan Wretsell	December 5, 2006

Re: Letter of Employment

Dear Mr. Wretsell:

Pursuant to our recent discussions, Celsia Technologies, Inc. desires to extend your service as the Chief Executive Officer of Celsia Technologies UK Limited, a corporation organized under the laws of the United Kingdom (“Company”), under the terms and conditions of this Letter Agreement effective January 1, 2007.  The parties acknowledge and agree that the Executive shall also be appointed as President of Celsia Technologies, Inc., a Nevada corporation (“Celsia US”), the corporate parent and sole stockholder of the Company. All references to the “Company” shall also include Celsia US. Your employment relationship will be subject to the terms and conditions of this letter.

Your base salary will be $321,500 per year (which includes a car allowance) less applicable withholdings, paid in accordance with Celsia’s normal payroll practices.  Future increases in compensation, if any, will be made by the Board of Directors in their sole and absolute discretion (with recommendations from the Compensation Committee).

You will also be eligible for all fringe benefits available to other full-time Celsia employees, including medical insurance, and Celsia’s benefit plans (including any eligibility requirements) when established. You understand that Celsia currently has no such benefit plans in place, but plans to adopt such plans in the future. Celsia reserves the right to change or eliminate these benefits on a prospective basis at any time.

Other terms of your employment are as follows:

Annual Bonus Goals:	Annual bonus targets will be based on a plan presented to the Board of Directors and reviewed by the Compensation Committee before the end of January each year.

Bonus Payment:
Bonus awards will be any combination of cash, options or common stock and other incentives as may be available from time to time, as determined by the Compensation Committee within 30 days following the filing of the annual 10K report for the bonus period.

Insurance Payment:
Until Celsia has established employee medical and life insurance plans, you will reimbursed your expenses relating to such insurance (to be paid in accordance with Celsia’s normal payroll practices). Celsia will be entitled to receive evidence of your medical and life insurance coverage.

Termination:
If you are terminated by Celsia other than “for cause” (as defined below), Celsia shall pay you an amount equal to six (6) months of your base salary; provided, however, that such payment shall be conditioned upon you providing iCurie with a full and complete release of all potential claims you may have against iCurie.
As used above, “for cause” means (i) your indictment for, conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud, dishonesty or moral turpitude; (ii) a material breach by you of the terms of this agreement or the Employee Nondisclosure and Assignment Agreement; (iii) material misconduct by you in the performance of your duties; (iv) willful or intentional failure to comply with any lawful written instruction or directive of the Board of Directors of Celsia; or (v) your voluntary resignation or termination of this Letter Agreement.

Non-Competition:
You agree that during your employment with Celsia and for a period of one (1) year thereafter, you will not, individually or in association or combination with any other person or any entity, directly or indirectly, whether or not for monetary benefit, engage in, own, be employed by, consult with, solicit business for, provide services to, manage, control, operate or otherwise carry on any business which is competitive with Celsia in any market anywhere.

Vacation:	Four weeks paid vacation per year, based on a calendar year.

Sick Days:	You are entitled to ten (10) sick days per year.

If you accept our offer, your employment with Celsia will be “at-will”, subject to the termination arrangements outlined above. This means your employment is not for any specific period of time and can be terminated by you (on six months notice) or Celsia at any time for any reason. Upon your execution of this letter, the terms hereof will govern your employment by Celsia so long as you remain in your position.

In the event of any dispute or claim relating to or arising out of our employment relationship or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination), you and Celsia agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org) in Miami, Florida. By executing this letter, you and Celsia are both waiving the right to a jury trial with respect to any such disputes. Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

This letter, including the Employee Nondisclosure and Assignment Agreement, constitutes the entire agreement between you and Celsia relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and Celsia.

To indicate your acceptance of Celsia’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below.

We hope your employment with Celsia will prove mutually rewarding.

Sincerely,

/s/ Peter Rugg
Peter Rugg
Director, Celsia Technologies, Inc.

* * *

I have read this offer letter in its entirety and agree to the terms and conditions of employment.

Dated: March 22, 2007	/s/ Hakan Wretsell
Hakan Wretsell